Exhibit 99.1

The Music Acquisition Corporation Announces the Separate Trading of its Class A Common Stock and Warrants Commencing on March 26, 2021

NEW YORK – March 23, 2021 – The Music Acquisition Corporation (the “Company”) today announced that, commencing on March 26, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units.

Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the ticker symbol “TMAC.U,” and the Class A common stock and warrants that are separated will trade on the NYSE under the symbols “TMAC” and “TMAC WS,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Music Acquisition Corporation

The Music Acquisition Corporation is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on businesses that are either directly or indirectly connected with the music sector, with particular emphasis on businesses where the Company’s significant strategic and operational expertise and long-standing position within the music industry will be a value-additive proposition to potential target businesses. The Company is led by Chairman and Chief Executive Officer Neil Jacobson and Chief Operating Officer and director Todd Lowen. In addition to Messrs. Jacobson and Lowen, the Company’s Board of Directors includes Michael Levitt, Ben Silverman, and Tunde Balogun.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Neil Jacobson

The Music Acquisition Corporation

Neil.jacobson@musicacquisition.com

(747) 203-7219

Source: The Music Acquisition Corporation

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